EXHIBIT 99(a)

Contacts: Stacey Sullivan, Media Relations

Marie Perry, Investor Relations

(800) 775-7290	(972) 770-1276

BRINKER INTERNATIONAL ANNOUNCES PRELIMINARY FIRST QUARTER EARNINGS PER

DILUTED SHARE AND REVISED FISCAL YEAR 2009 GUIDANCE

DALLAS, (Oct. 9, 2008) – Brinker International, Inc. (NYSE: EAT) today estimates earnings per diluted share, before special items and excluding Macaroni Grill, of $0.19 to $0.20 for the company’s first quarter ended Sept. 24, 2008 as compared to earnings per diluted share, before special items and excluding Macaroni Grill, of $0.35 for the first quarter of fiscal 2008.  For the first quarter of fiscal 2009, special items of approximately $(0.03) per diluted share consist primarily of lease termination charges, hurricane costs and expenses associated with the pending sale of Macaroni Grill.  First quarter fiscal 2009 earnings for Macaroni Grill accounted for approximately $0.06 per diluted share.   As a result, the company estimates earnings per diluted share on a GAAP basis to be $0.22 to $0.23 for the first quarter of fiscal 2009 compared to $0.34 for the first quarter of the prior year.

For the first quarter of fiscal 2009, results were primarily impacted by a greater than expected decrease in Brinker comparable restaurant sales (see Table 1) and the associated impact of sales deleverage on fixed costs.

Table 1: Q1 preliminary comparable restaurant sales

Q1 09 and Q1 08, company and four reported brands; percentage

	Q1 09 Comparable Sales	Q1 08 Comparable Sales	Q1 09 Pricing Impact	Q1 09 Mix-Shift
Brinker Excluding Macaroni Grill	(3.0)	0.0	3.3	(0.9)

Brinker International	(4.0)	(0.9)	3.2	(1.0)
Chili’s	(3.0)	0.7	3.3	(0.8)
On The Border	(3.3)	(5.3)	4.0	(0.7)
Maggiano’s	(3.3)	0.5	2.4	(2.3)
Macaroni Grill	(9.0)	(4.8)	2.9	(1.2)

Fiscal 2009 Guidance

“While we expected our first quarter results to be down sharply versus a year ago due to rising commodity costs and the lap of the successful Honey Chipotle Chicken Crispers promotion, we did not foresee the sequential pressure on the consumer as the quarter unfolded.  As a result, we have revised our full-year fiscal 2009 guidance to reflect this challenging sales environment.  Despite these ongoing pressures, Brinker’s disciplined capital allocation, strong balance sheet and growing free cash flow will allow us to focus on the recently-outlined strategies and invest in the initiatives that will create long-term financial health and bolster our competitive position in the industry,” said Doug Brooks, Chairman and CEO of Brinker International.

The company expects fiscal 2009 earnings per diluted share, before special items and excluding the operating results of Macaroni Grill, to decline between 15 percent and 25 percent as compared to fiscal 2008.  This compares to the company’s previous guidance of eight to 10 percent growth from fiscal 2008.  The revised guidance is based on a full year fiscal 2009 decrease in comparable restaurant sales of approximately two to four percent.

The company does not believe that providing fiscal 2009 earnings per diluted share guidance on a GAAP basis provides a clear perspective for investors into the company’s ongoing operating performance due to the significant special charges that the company incurred in fiscal 2008 as well as the company’s inability to forecast special charges for fiscal 2009.  In addition, the company is unable to provide specific guidance for fiscal 2009 including Macaroni Grill due to the inability of the company to forecast the expected results of an entity which will not be under the management and control of the company for the entire fiscal year.

Forward Calendar

•                  First quarter earnings release, before market opens on Oct. 21, 2008.

•                  First quarter conference call, via a live webcast on Oct. 21, 2008.

At the end of the first quarter of fiscal 2009, Brinker International either owned, operated, or franchised 1,911 restaurants under the names Chili’s Grill & Bar (1,474 restaurants), On The Border Mexican Grill & Cantina (169 restaurants), Maggiano’s Little Italy (42 restaurants), and Romano’s Macaroni Grill (226 restaurants).

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, financial and credit market conditions, reduced disposable income, the impact of competition, the impact of mergers, acquisitions, divestitures and other strategic transactions, the seasonality of the company’s business, adverse weather conditions, future commodity prices, product availability, fuel and utility costs and availability, terrorists acts, consumer perception of food safety, changes in consumer taste, health epidemics or pandemics, changes in demographic trends, availability of employees, unfavorable publicity, the company’s ability to meet its growth plan, acts of God, governmental regulations, and inflation.

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